Exhibit 99.1

NEWS RELEASE

Friday, July 15, 2005

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS, L.P. AND PETRO FINANCIAL CORPORATION

ANNOUNCE SALE OF $25 MILLION OF 9% SENIOR SECURED NOTES

EL PASO, TEXAS, July 15, 2005—Petro Stopping Centers, L.P. and Petro Financial Corporation (the “Issuers”) announced today that they have entered into an agreement to sell $25 million aggregate principal amount of 9% senior secured notes in a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended. The offering is an add-on to the outstanding 9% notes of the Issuers. The sale of the notes was priced at 100% of the face value of the notes.

The sale of the notes is expected to close on July 26, 2005. The net proceeds of the offering will be used for the acquisition of the Bordentown, New Jersey Petro Stopping Center.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, securities. The company placed the securities in a private placement transaction pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on the Issuers’ best estimates; actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. The Issuers assume no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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FOR ADDITIONAL INFORMATION

Mr. Edward Escudero

Treasurer and Chief Financial Officer

(915) 779-4711

www.petrotruckstops.com